Exhibit 99.1

MICHAEL FOODS REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

MINNETONKA, July 25 — Michael Foods, Inc. today reported financial results for the three month and six month periods ended June 30, 2003.  Net earnings for the three months ended June 30, 2003 were $8.8 million, compared to net earnings of $7.3 million in the 2002 period, an increase of 21%.  Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our credit agreement) for the three months ended June 30, 2003 were $41.1 million, compared to $38.9 million in 2002’s second quarter, an increase of 6%. Net sales for the three months ended June 30, 2003 were $323.9 million, compared to $289.8 million, an increase of 12%.  Net earnings for the six months ended June 30, 2003 were $14.7 million, compared to net earnings of $12.7 million in the 2002 period, an increase of 16%. EBITDA, as defined in our credit agreement, for the six months ended June 30, 2003 was $77.6 million, compared to $74.8 million in 2002’s first half, an increase of 4%.  Net sales for the six months ended June 30, 2003 were $622.1 million, compared to $568.2 million, an increase of 10%.  We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance and because it is a key measurement contained in the financial covenants of our senior indebtedness.

Commenting on the results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, “Egg Products Division net sales rose 17% during the quarter, which included the benefit of our 2002 Canadian acquisition, but which also reflected solid across-the-board unit sales gains for our value-added products.  Against this favorable sales back-drop we were faced with higher grain costs and higher egg sourcing costs, only a portion of which have been reflected in our pricing, resulting in lower EBITDA.”

Ostrander added, “Refrigerated Distribution operations were excellent for both the quarter and the first half.  Dollar sales were somewhat constrained by deflation in the dairy market, but cheese earnings were helped by volume gains and favorable market conditions.  The second quarter also reflected the shift in the Easter buying period from first quarter 2002 to second quarter 2003.  Our Dairy Products business experienced higher EBITDA, driven by strong sales of extended shelf-life and aseptic creamers.  As was seen in the first quarter, second quarter Potato Products results were hurt by the lower quality of the 2002 harvest, which has reduced processing yields.  However, strong results from our Simply Potatoes™ retail line lessened these impacts.  Our retail products had a 13% unit sales increase in the second quarter, driven by distribution gains on our mashed potato product line.”

Ostrander concluded, “We are generating strong free cash flows, which are being used to pare our bank debt.  We anticipate we will close on the sale of our Dairy Products Division this quarter and those after-tax proceeds will also be used to further reduce our bank debt.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Dairy Products	Potato Products	Corporate	Total

Three Months ended June 30, 2003:
External net sales	$189,206	$63,932	$52,276	$18,517	N/A	$323,931
EBITDA*	28,813	5,161	5,641	3,128	(1,648)	41,095

Three Months ended June 30, 2002:
External net sales	$161,888	$57,202	$53,122	$17,541	N/A	$289,753
EBITDA*	29,254	2,811	4,944	3,281	(1,368)	38,922

Six Months ended June 30, 2003:
External net sales	$367,774	$125,279	$92,878	$36,213	N/A	$622,144
EBITDA*	55,521	10,341	8,761	5,923	(2,935)	77,611

Six Months ended June 30, 2002:
External net sales	$317,074	$120,208	$96,302	$34,598	N/A	$568,182
EBITDA*	57,552	5,541	7,816	6,759	(2,901)	74,767

* as defined in our credit agreement; 2003 three month and six month Egg Products results include gains of approximately $1,619 and $2,658, respectively, related to partial settlements of litigation

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles. The following table reconciles our net earnings to EBITDA for the three months and six months ended June 30, 2003 and 2002:

	Three Months ended June 30,		Six Months ended June 30,
	2003	2002	2003	2002
Net earnings	$8,848	$7,316	$14,747	$12,675
Total interest expense, excluding amortization of debt issuance costs	10,930	11,681	21,902	23,686
Amortization of debt issuance costs	1,233	788	2,180	1,574
Income taxes	5,549	4,730	9,259	8,200
Depreciation and amortization	14,031	13,764	28,432	27,293
EBITDA (as commonly defined)	40,591	38,279	76,520	73,428
Equity sponsor management fee	317	273	634	546
Industrial revenue bonds related expenses	234	238	470	465
Other	(47)	132	(13)	328
EBITDA (as defined in our credit agreement)	$41,095	$38,922	$77,611	$74,767

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products.  Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

Condensed consolidated statements of earnings are as follows:

Michael Foods, Inc.

Condensed Consolidated Statements of Earnings

 (000’s, unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2003	2002	2003	2002
Net sales	$323,931	$289,753	$622,144	$568,182

Cost of sales	266,555	235,549	513,853	462,862

Gross profit	57,376	54,204	108,291	105,320

Selling, general & administrative expenses	30,884	29,826	60,318	59,449

Operating profit	26,492	24,378	47,973	45,871

Interest expense, net	12,095	12,332	23,967	24,996

Earnings before income taxes	14,397	12,046	24,006	20,875

Income tax expense	5,549	4,730	9,259	8,200

Net Earnings	$8,848	$7,316	$14,747	$12,675

Selected Balance Sheet Information (000’s unaudited):	June 30, 2003	December 31, 2002
Cash and equivalents	$24,245	$20,572
Accrued interest	9,148	9,336
Total debt, including current maturities	474,564	511,389

Certain items in this release may be forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components.  Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and butterfat-related products, which can result in pricing and profit margin volatility for certain egg products, and cheese, butter and other dairy items.  As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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